Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Walker Innovation Inc. on Form Post-Effective Amendment No. 4 Form S-1, File No. 333-191783 of our report dated March 15, 2016, with respect to our audits of the consolidated financial statements of Walker Innovation Inc. as of December 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Walker Innovation Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 7, 2016